Exhibit 99.1

DoubleVerify Announces Commercial Leadership Team Evolution

Chief Commercial Officer Julie Eddleman to Step Down at End of 2025 and Continue to Serve as Advisor to DV; Current Global Chief Growth Officer Steve Mougis to Assume Chief Commercial Officer Role; Additional Leadership Appointments Also Planned

NEW YORK – September 15, 2025 – DoubleVerify (“DV”) (NYSE: DV), a leading software platform to verify media quality, optimize ad performance, and prove campaign outcomes, today announced the evolution of its senior commercial management team and the expansion of its leadership ranks. Current Global Chief Commercial Officer Julie Eddleman has notified DV that she intends to retire and will step down from her executive leadership role, effective December 31, 2025. Eddleman will continue to support DoubleVerify as a Senior Advisor to the company through 2026.

Steve Mougis, DoubleVerify’s current Chief Growth Officer, will assume the role of Global Chief Commercial Officer as of January 1, 2026. Mougis has served in various leadership roles on DV’s Commercial team since 2012.

Mark Zagorski, DoubleVerify CEO commented, “We thank Julie for her tremendous contributions to the commercial organization over the last five years, and look forward to leveraging her continued insight and strategic guidance as a DV Senior Advisor. The industry-leading commercial team and organizational structure Julie built and led will ensure a seamless transition, and help us maintain our great business momentum. We are pleased that she will have more bandwidth to pursue her passion for women’s sports and spend more time with her family.”

Eddleman commented, “My tenure at DV has been incredibly fulfilling and rewarding, and I am happy to transition from the company knowing the commercial team is primed for evolution and continued success. During my tenure, I have seen DV expand and scale, and dominate emerging industry growth areas like Social, CTV and dynamic AI optimization. I am thrilled to see Steve Mougis assume the Chief Commercial Officer role next year, with additional, strategic organizational changes and additions planned. I am also happy to extend my partnership with DV as Senior Advisor to continue to assist the growth of the company, and anticipate an outlook of continuous innovation and market expansion – maximizing the impact of digital advertising and driving tangible outcomes for global brands.”

Specific roles within the planned commercial leadership evolution include:

●	Steve Mougis to assume Chief Commercial Officer role, reporting to Mark Zagorski. Mougis will be responsible for leading DV’s Commercial groups across Sales, Account Management, and Commercial Operations.
●	Gian LaVecchia to assume Chief Revenue Officer role, reporting to Steve Mougis. LaVecchia will be responsible for leading DV’s Sales team globally.

In addition, DV is excited to announce a new hire within the commercial team. Joris Stevens will be appointed SVP, Global Account Management, reporting to Steve Mougis. Stevens was most recently Global Head of Customer Success at Scope3 and is a DV veteran, having previously managed the company’s client operations from 2014 through 2021. He will be responsible for leading DV’s Account Management team globally.

About DoubleVerify

DoubleVerify (“DV”) (NYSE: DV) is the industry’s leading media effectiveness platform that leverages AI to drive superior outcomes for global brands. By powering media efficiency and performance, DV strengthens the online advertising ecosystem, preserving the fair value exchange between buyers and sellers of digital media. Learn more at www.doubleverify.com.